Exhibit 99.1

PROGINET CORPORATION STOCKHOLDERS APPROVE MERGER

AGREEMENT WITH

TIBCO SOFTWARE

Closing of Merger Anticipated on or about September 15, 2010

Garden City, N.Y. — September 15, 2010 — Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solution, today announced that on September 14, 2010, its stockholders approved the proposal to adopt the previously announced merger agreement with TIBCO Software Inc. (NASDAQ: TIBX), and Perseus Acquisition Corporation, a wholly-owned subsidiary of TIBCO.

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock was required to approve the proposal to adopt the merger agreement. According to the final vote tally of shares of Proginet common stock, approximately 69% of the outstanding shares of Proginet common stock as of July 30, 2010, the record date for the special meeting, were voted to approve the proposal to adopt the merger agreement. Under the terms of the merger agreement, Proginet’s stockholders will receive $1.15 in cash, without interest and less any applicable withholding taxes, for each share of Proginet common stock they hold. Outstanding options will be canceled at closing, and the option holders will receive the amount by which the per share merger price exceeds the option exercise price, if any, without interest and less any applicable withholding taxes.

Subject to the satisfaction or waiver of certain conditions set forth in the merger agreement attached as Annex A to the Definitive Proxy Statement on Schedule 14A filed by Proginet with the Securities and Exchange Commission on August 9, 2010 and summarized in such Definitive Proxy Statement, Proginet expects the merger contemplated by the merger agreement to close on or about September 15, 2010.

At the effective time of the merger, Proginet will become a wholly-owned subsidiary of TIBCO and, approximately 24 hours following the effective time, will cease to be quoted on the OTC Bulletin Board.

About Proginet

Proginet Corporation offers universal, multi-platform software solutions for fast, secure, and inexpensive file transfers both inside and outside the enterprise. Hundreds of companies worldwide rely on Proginet’s CyberFusion Integration Suite (CFI)®, SlingshotTM, AnyFileNowTM and Proginet Accelerator, Inc.’s file transfer acceleration technology, RocketStream, to streamline business conduct while securing customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the company is publicly traded under the symbol [OTCBB: PRGF.OB]. For more information, visit www.proginet.com.

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) digitized Wall Street in the ‘80s with its event-driven “Information Bus” software, which helped make real-time business a strategic differentiator in the ‘90s. Today, TIBCO’s infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what TIBCO calls The Power of Now. TIBCO serves more than 3,000 customers around the world with offices in more than 20 countries and an ecosystem of over 200 partners. Learn more at www.tibco.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, the expected timing of the closing of the acquisition; the ability of TIBCO and Proginet to close the acquisition; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of Proginet, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: (i) uncertainties associated with the acquisition of Proginet by TIBCO, (ii) uncertainties as to the timing of the closing of the acquisition; (iii) the ability of the parties to satisfy closing conditions to the transaction; (iv) changes in economic, business, competitive, technological and/or regulatory factors; and (v) those risks identified and discussed by Proginet in its filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither TIBCO nor Proginet undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Proginet’s SEC periodic and interim reports and other SEC filings, including but not limited to its Definitive Proxy Statement on Schedule 14A filed on August 9, 2010, its Annual Report on Form 10-K for the fiscal year ended July 31, 2009, Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2009, January 31, 2010 and April 30, 2010, and Current Reports on Form 8-K filed from time to time by Proginet since July 31, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement.

Media Contacts

Sandy Weil

Proginet Corporation

President and Chief Executive Officer

(516) 535-3656

sandy.weil@proginet.com

Holly Burkhart

TIBCO Software Inc.

(650) 846-5624

hburkhart@tibco.com